Exhibit 99.1

FOR IMMEDIATE RELEASE

CKX, INC.

Media Contact:    Sean Cassidy

212-981-5233

Ed Tagliaferri

212-981-5182

Robert Zimmerman

212-981-5118

CKX COMPLETES ACQUISITION OF MBST ENTERTAINMENT

New York, New York – August 10, 2005 – CKX, Inc. (NASDAQ: CKXE) announced today that it had consummated its previously announced acquisition of Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc. (“MBST”), a leading manager of comedic talent and producer of motion pictures and television programming, and has entered into long-term employment relationships with the principals of MBST, Larry Brezner, David Steinberg and Steve Tenenbaum, who will continue to oversee the day-to-day operations of MBST.

MBST is a full service management company with a roster of more than 35 clients, representing an array of Oscar, Tony, Emmy and Grammy winning artists including Robin Williams, Billy Crystal and Woody Allen for more than 25 years each, jazz legend John Pizzarelli for 10 years, and comedian/writer Jeff Ross, comedian Jim Norton and Emmy award winning director Bob Weide, each for more than 3 years. MBST has had an advisory relationship with Apple Corps, the holding corporation for the Beatles, for more than 15 years, though Mr. Tenenbaum’s relationship with Apple goes back more than 25 years.  MBST also has had a relationship with Alain Boublil, the author of the Tony award winning Les Miserables, for more than 15 years.  In addition to its management activities, MBST has been responsible for the production of numerous motion pictures and television productions over the years, including Arthur, Good Morning Vietnam, Throw Momma From the Train, The Vanishing and the soon to be released Disney motion picture, The Greatest Game Ever Played, based upon the best selling book by Mark Frost.

 “The opportunity to combine the demonstrated capabilities of MBST in the worlds of film, television and comedy with our existing operations, including 19 Entertainment, to create new film and television projects is an exciting prospect,” commented Robert F.X. Sillerman, Chairman and CEO of CKX.  “We intend to continue to move forward with plans already in the works to develop a major new comedic television show and will explore additional opportunities to capitalize on our growing in-house creative talent and expertise.”

About CKX

CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, we have focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland and proprietary rights to the IDOLS television brand, including the American Idol series in the United States, the Pop Idol series in the United Kingdom and local adaptations of the IDOLS television show format which, collectively, air in over 30 countries around the world. We plan to continue to make strategic acquisitions of, or partner or align with, companies or individuals that control various forms of established entertainment content, which may include intellectual property rights in music, film, television programming, written works and characters, rights to names, images and likenesses, video games, corporate brands and other related assets.

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, acquisitions of dispositions of business assets, and the potential impact of future decisions by management that may result in merger and restructuring charges, as well as the potential impact of any future impairment charges to goodwill or other intangible assets. More detailed information about these factors may be found in filings by CKX, Inc. with the Securities and Exchange Commission. CKX, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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